AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996.
                                                           FILE NO.:  333-______

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           DANKA BUSINESS SYSTEMS PLC
             (Exact name of registrant as specified in its charter)


        ENGLAND AND WALES                                     98-0052869
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                           11201 DANKA CIRCLE NORTH
                        ST. PETERSBURG, FLORIDA  33716
                                (813) 576-6003

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       DANIEL M. DOYLE, CHIEF EXECUTIVE
                          DANKA BUSINESS SYSTEMS PLC
                          C/O DANKA INDUSTRIES, INC.
                           11201 DANKA CIRCLE NORTH
                        ST. PETERSBURG, FLORIDA 33716
                                (813) 576-6003

(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:

                          DARRELL C. SMITH, ESQUIRE
                          SHUMAKER, LOOP & KENDRICK
                    101 EAST KENNEDY BOULEVARD, SUITE 2800
                             TAMPA, FLORIDA 33602
                                (813) 229-7600

Approximate date of commencement of proposed sale to the public:

AT SUCH TIME OR TIMES ON AND AFTER THIS REGISTRATION STATEMENT
BECOMES EFFECTIVE AS THE SELLING HOLDERS MAY DETERMINE.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
             TITLE OF SECURITIES              AMOUNT TO BE      PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
              TO BE REGISTERED                 REGISTERED           OFFERING                 AGGREGATE           REGISTRATION
                                                                 PRICE PER UNIT*          OFFERING PRICE*            FEE**
- -----------------------------------------------------------------------------------------------------------------------------
 Ordinary Shares of 1.25p each . . . . . .       960,141             $6.1875                $5,940,872             $2,048.58
=============================================================================================================================

* Estimated solely for purposes of determining the registration fee, pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933. Based upon the average of the high and low sales price of the Company's American Depositary Shares as reported on the Nasdaq Stock Market's National Market System for July 16, 1996.
**       Pursuant to Rule 429 under the Securities Act of 1933, the
         Prospectus included in this Registration Statement also relates to 14,000,000 Ordinary Shares registered by the Registrant under a Registration Statement on Form S-3, File No. 33-95898. A fee of $33,504.00 was paid by the Company with the filing of the earlier Registration Statement with respect to the registration of such Ordinary Shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


   THIS DOCUMENT CONTAINS 23 PAGES.  THE EXHIBIT INDEX IS LOCATED ON PAGE 22.

                                   PROSPECTUS
                           DANKA BUSINESS SYSTEMS PLC
                    14,960,141 ORDINARY SHARES OF 1.25P EACH

         This Prospectus relates to up to 14,960,141 Ordinary Shares of 1.25p each ("Ordinary Shares") of Danka Business Systems PLC (the "Company"). The Ordinary Shares were issued and sold by the Company to the Selling Holders described herein, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in various acquisitions made by the Company.

         On ______________________________, the last reported sale price of the Company's American Depositary Shares (the "ADSs"), on the Nasdaq Stock Market's National Market (symbol "DANKY") was $___________ per ADS and the last reported sale price of the Ordinary Shares on the London Stock Exchange was _____________ pence per Ordinary Share. Each ADS represents four Ordinary Shares.

         The Ordinary Shares may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. Additionally, this Prospectus relates to covered hedging transactions as to short sales by Selling Holders. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Ordinary Shares in respect of which this Prospectus is being delivered and the applicable agent's commission or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (the "Prospectus Supplement"). Furthermore, information concerning Selling Holders may change from time to time and the changes will be set forth in such a Prospectus Supplement.

         The Selling Holders will receive all of the net proceeds from the sale of the Ordinary Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Ordinary Shares. The Company is paying all other expenses incident to the registration of the securities registered hereunder.

         The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Ordinary Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them, or purchases by them of the Ordinary Shares at a price less than prevailing market price, may be deemed to be underwriting commissions or discounts under the Securities Act. Any Ordinary Shares sold in the form of ADSs shall be sold in connection with both this Prospectus and the Company's Form F-6 Registration Statement, as amended, registering those ADSs.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus is ____________________________________.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this Prospectus. The financial information contained herein or incorporated by reference is presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Each ADS currently represents four Ordinary Shares. Unless the context requires otherwise (i) references to "Danka" or the "Company" include Danka Business Systems PLC together with all of its direct and indirect subsidiaries, including Infotec from the effective date of the Infotec Acquisition, (ii) references to "Infotec" include Infotec Europe B.V. together with all of its direct and indirect subsidiaries; references to "fiscal year" refer to the year ending on March 31 in such year for the Company and the year ending on December 31 in such year for Infotec; (iv) references to "$," "$," or "Dollars" are to United States currency, (v) references to "L.," "pounds," or "pence " are to United Kingdom currency, and (vi) references to "Dutch Guilders" and "Dfl" are to The Netherlands currency.

                                  THE COMPANY

         Danka Business Systems PLC is one of the largest independent suppliers of photocopiers, facsimiles and other automated office equipment in North America, Europe and Australia. The Company primarily markets these products and related service, parts, and supplies on a direct basis to retail customers. The Company also markets photocopiers, facsimile equipment, and related parts and supplies on a wholesale basis to dealers.
In addition, the Company markets private label photocopier and facsimile equipment and related supplies on a direct and wholesale basis under the Company's Infotec trademark, and facsimile equipment under its dex and Omnifax trademarks. Danka has offices in 40 states, nine Canadian provinces, seven European countries, and Australia.

     The Company is one of the largest independent suppliers of Konica, Minolta, Sharp, Canon, and Toshiba photocopiers and facsimile equipment. As a result of its recent acquisition of Infotec, a European retail and wholesale supplier, the Company is also one of the largest independent suppliers of Ricoh products in Europe. The Company also has a marketing agreement (the "Kodak Agreement") with Eastman Kodak's Office Imaging division ("Kodak") for selling and servicing certain high-volume Kodak copiers in the United States and Canada.

     The Company provides a wide range of customer-related support services, maintenance and supply contracts, training and technical support, and third-party leasing arrangements. The Company's focus on customer service and the contractual nature of its service business, combined with its service contract renewals, provide a significant source of recurring revenue.

     The Company's principal business strategy is to increase its presence as a leading independent supplier of automated office equipment and related services, parts and supplies in existing and strategic new geographic markets in North America and Europe. The Company's internal expansion has resulted from increased product offerings, aggressive marketing to new customers and emphasis on providing service and supplies. The Company has expanded externally as a result of the acquisition of selected suppliers of automated office equipment, and over the last three years has completed over 100 acquisitions in the industry. The Company seeks to improve the profitability of the businesses it acquires by integrating them into the Company's sales and service network. The Company's operating philosophy is to support its sales and service network through training in technical, marketing, and administrative support procedures; advertising campaigns; volume purchasing; and uniform operating procedures.

     The Company is a public limited company organized under the laws of England and Wales. The Company's principal operating subsidiaries are located in the United States, Canada and Europe. The registered and principal executive office of the Company is located at Masters House, 107 Hammersmith Road, London, W14 0QH, England, and its telephone number is 011-44-171-603-1515. The Company's principal operating headquarters is located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and its telephone number is (813) 576-6003.

                                 RISK FACTORS

         Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the ADSs offered hereby.

         EXPANSION THROUGH ACQUISITIONS. A principal element of the Company's long-term strategy is to expand through the acquisition of businesses having comparable manufacturers' products, territorial authorizations and an established customer base. Therefore, the Company's ability to expand is, to a large extent, dependent upon locating and acquiring businesses which hold these essential authorizations and obtaining manufacturers' consents to the transfer of such authorizations. The Company may compete for acquisition and expansion opportunities with companies which have greater resources than the Company. There can be no assurance that suitable acquisition candidates will continue to be available, that financing for such acquisitions will be obtainable on terms acceptable to the Company, that such acquisitions can be consummated or that acquired businesses, such as Infotec, can be integrated successfully and profitably into the Company's operations.
Further, the Company's results of operations in fiscal quarters immediately following a material acquisition may be adversely impacted while the Company integrates the acquired business into its existing operations. Certain of the businesses acquired by the Company have either been unprofitable or have had inconsistent profitability prior to their acquisition, and it is likely the Company will continue to acquire similar businesses in the future. An inability of the Company to improve the profitability of such acquired businesses could have an adverse effect on the Company. Additionally, as the Company enters new international markets, there can be no assurance that the Company will be able to compete in these markets effectively.
Finally, the Company's acquisition strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy.

 The Company from time to time reviews and will continue to review acquisition opportunities (some of which may be material to the Company) that will further broaden its product line, branch network or geographic presence. The Company is currently engaged in preliminary discussions regarding various possible acquisitions, some of which could be material. However, the Company currently has no agreement, arrangement or understanding with respect to any acquisitions that are, individually or in the aggregate, material to the Company.

 THE INFOTEC ACQUISITION. Effective November 1, 1995, the Company acquired all of the issued and outstanding shares of Infotec Europe B.V. and its operating subsidiaries ("Infotec") (such acquisition is hereafter referred to as the "Infotec Acquisition"). The Infotec Acquisition was significantly larger than any of the Company's previous acquisitions and represents a significant increase in the geographic scope of the Company's business. Prior to the Infotec Acquisition, Danka operated principally in the United States, the United Kingdom and Canada. Infotec distributes its products throughout Europe. The success of the Infotec Acquisition will depend primarily on the Company's ability to integrate and manage such international operations. There can be no assurance that the Company can successfully integrate Infotec and any failure or inability to do so may have a material adverse effect on the Company's results of operations or financial condition. In connection with the integration of the Infotec business into the Company, the Company began making investments in the third quarter of fiscal 1996 in, among other things, training, advertising, the establishment of a European headquarters and a common management information system, that were dilutive to its earnings. The Company expects to make additional investments in these areas.

 The Purchase Agreement relating to the Infotec Acquisition did not contain representations and warranties regarding Infotec's business, assets, liabilities, results of operations and financial condition of the type that are customary for similar acquisitions in the United States. Although the Company and its advisors conducted due diligence with respect to Infotec, there can be no assurance that this due diligence investigation uncovered all material adverse facts relating to the business, assets, liabilities, results of operations and financial condition of Infotec. Further, the Company is not contractually entitled to indemnification under the Purchase Agreement to the extent that any such material adverse facts exist. The discovery of any such material adverse facts could have a material adverse effect on the Company's results of operations or financial condition.

         Many of the employees of Infotec are protected by laws in various jurisdictions which differ considerably from employment laws in the United States. Such laws require the Company to adjust its employee policies and will affect the Company's flexibility relating to the employment and termination of employees in these jurisdictions.

         DEPENDENCE ON MAJOR VENDORS. A substantial portion of the Company's total revenue is derived from the sale of photocopiers, facsimile equipment and other automated office equipment. The Company's business is dependent upon close relationships with its vendors and its ability to purchase products from these vendors on competitive terms. The Company's sales of Konica, Minolta, Sharp, Canon and Toshiba equipment represent a substantial portion of its retail equipment sales. As a result of the Infotec
Acquisition, the Company will rely upon a contract with Ricoh (the "Ricoh Contract") for the sale of substantially all of Infotec's products in Europe. Additionally, the Company's sales of Konica, Minolta, Mita, Sharp, Toshiba and its private label dex and Infotec equipment represent a substantial portion of the Company's wholesale equipment sales. The Company also relies on its photocopier and facsimile vendors for parts and supplies. The
Company's agreements with its vendors generally have a one-year term and apply to specific products for sale in specific geographic markets. Some of the vendor agreements may be terminated by either party without cause.
Certain of the Company's agreements with its vendors can be terminated upon a material change in the Company's management or ownership. The
Company's inability to obtain equipment, parts, or supplies from any of its major vendors could have a material adverse effect on the Company's business.

         The Company will rely on the Kodak Agreement as a primary means to enter and to conduct business in the segment six copier market and to augment its line of segment five copiers. The Company has expended and continues to expend significant resources to market these high volume copiers, including hiring and training sales and service personnel. There can be no assurance that the Company will be successful in entering segment six or in selling
Kodak segment five and six copiers. The Kodak Agreement is cancelable at any time without cause by either party with 120 days notice. On January 18, 1996, Kodak announced that it is developing alternatives to strengthen and reposition its office imaging business. As a consequence, Kodak is exploring a variety of strategic options and structural alternatives, which range from expanded use of strategic alliances to the formation of joint ventures or a potential divestiture. The Company is currently assessing the possible effects of Kodak's potential actions and is considering various strategies in connection with these potential actions. Should the Kodak Agreement be terminated, the Company believes that it can obtain an alternative source of competing segment five and six equipment. However, there can be no assurance that the Company will be able to obtain such products or that the same would be available on terms that would make the Company competitive in such segments or that the same would be well accepted by the marketplace.

         TECHNOLOGICAL DEVELOPMENTS. The technology of automated office equipment is changing rapidly. The Company believes that the black and white photocopier and facsimile equipment markets will continue to change with the increasing acceptance of digital technology. Digital photocopiers have the ability to communicate with other automated office equipment. This innovation is resulting in a blurring of the distinction between traditional photocopiers, facsimile equipment and laser printers, with the emergence of a range of multifunction office equipment. As the market continues to shift toward digital equipment, multifunction equipment or other newly developed equipment, the Company could experience increased expenses for the retraining of its service technicians and salespersons, and there is the possibility that, over time, the Company could experience reduced service revenues. Additionally, as a result of such technological developments, the Company could face additional competition from other sources, such as computer and printing product companies. There can be no assurance that the Company's existing vendors will be able to supply competitive digital products or achieve other technological advances necessary to remain competitive in the industry. Further, there can be no assurance that the Company will be able to obtain the manufacturers' authorizations necessary to market any newly developed equipment.

         FOREIGN CURRENCY FLUCTUATIONS. Fluctuations in the exchange rate between the pound sterling and the U.S. dollar affect the dollar equivalent of the pound sterling price of the Ordinary Shares of the Company on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs. Additionally, the Company declares its dividends in pounds sterling. Fluctuations in exchange rates will affect dividend income measured in U.S. dollars because the depositary is required to convert pounds sterling into U.S. dollars at the prevailing exchange rates at the time of making any dividend payments or other distributions. The
Company has significant operations in the United States, Canada and various countries in Europe. Fluctuations in the exchange rates between the U.S. dollar and the currencies of such other countries will affect the results of the Company's international operations reported in U.S. dollars and the value of such operations' net assets reported in U.S. dollars. The acquisition of Infotec has substantially increased the Company's sales in foreign countries. The results of operations, financial condition and competitive position of Infotec's business may be affected by the relative strength of the currencies in countries where its products are sold. The Company's operating results and financial condition may be adversely affected by fluctuations in foreign currencies and by translation of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars.

 The Company purchases most of its automated office equipment, related parts and supplies from Japanese manufacturers. The purchase price for most of these products is denominated in the local currency of the purchasing Danka subsidiary and, therefore, short term fluctuations in the local currencies relative to the Japanese yen generally do not impact the Company's purchase price. However, longer term increases in the strength of the yen versus local currencies may lead the Japanese manufacturers to increase prices. While there can be no assurances, the Company believes that it will be able to pass on these price increases to its customers.
Also, most of the Company's service contracts are for one-year periods and, accordingly, pricing for parts and supplies cannot be adjusted to reflect fluctuations in the relative value of foreign currencies until the contract is renewed.

 DEPENDENCE UPON SENIOR MANAGEMENT. The success of the Company to date has been largely dependent upon the efforts and abilities of Daniel M. Doyle, the Company's Chief Executive, and several other members of senior management. The loss of Mr. Doyle's services or those of other key executives could have a material adverse effect upon the Company. Mr. Doyle and two other senior executives are employed under written employment agreements that expire in 1997.

 POSSIBLE VOLATILITY OF ADS PRICE. The market price of the Company's Ordinary Shares and ADSs could be subject to significant fluctuations in response to various factors and events, including variations in the Company's operating results or financial condition, the timing and size of acquisitions, the loss of suppliers or customers, the announcement of new or terminated supply agreements by the Company or its competitors, changes in regulations governing the Company's operations or its suppliers, the loss of the services of a member of senior management, or litigation. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of companies.

 REGULATION AND GOVERNMENT POLICY. Domestic and foreign political developments and government regulations and policies could affect the Company's business. These regulations and policies include, but are not limited to, limiting exports and export credits. The application or modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies regarding the Company conducting business internationally could have an adverse effect on the Company's business.

 RESTRICTIONS UNDER ENGLISH LAW. The laws of England and Wales, including the Companies Acts of 1985 and 1989, provide for certain shareholder rights and restrictions relating to preemptive rights, limitations on shareholders' rights, and other matters different from the laws of the United States. These may, among other things, affect the Company's ability to raise additional capital through the sale of equity securities or, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

                                USE OF PROCEEDS

         The Selling Holders will receive all of the net proceeds from any sale of Ordinary Shares pursuant to this Prospectus and, accordingly, the Company will receive none of the proceeds from the sales thereof.

                                SELLING HOLDERS

         The Ordinary Shares were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act involving acquisitions by the Company. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Ordinary Shares.

         The following table sets forth information, as of _________________ ______________ with respect to the owners of the Ordinary Shares ("Selling Holders") and the respective Ordinary Shares owned by each Selling Holder that may be offered pursuant to this Prospectus. With the exception of its previous ownership of an entity acquired by the Company, the sale of its ownership to Company and in some cases employment with the Company (not as a officer or Director), none of the Selling Holders has, or within the past three years has had, any relationship with the Company or any of its predecessors or affiliates. None of the contractual relationships have been material.
Because the Selling Holders may offer all or some portion of the Ordinary Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Ordinary Shares that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Ordinary Shares since _______________________ in transactions exempt from the registration requirements of the Securities Act. Additionally, some of the Selling Holders may own varying interests in the Company's securities other than the securities described below and which are registered hereunder. The table has been prepared based upon information furnished to the Company by the Selling Holders.

                   NUMBER OF ORDINARY   PERCENT OF OUTSTANDING    NUMBER OF ORDINARY SHARES     PERCENT OF OUTSTANDING
     NAME             SHARES OWNED         ORDINARY SHARES*           THAT MAY BE SOLD             ORDINARY SHARES*
     ----             ------------         ---------------            ----------------             ---------------






    TOTAL:
                      ------------         ---------------            ----------------             ---------------

- ----------------------
*       Based upon 219,112,247 Ordinary Shares issued as of March 31, 1996.

                              PLAN OF DISTRIBUTION

         The Ordinary Shares offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Ordinary Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Ordinary Shares for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Ordinary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Ordinary Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Ordinary Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Ordinary Shares may be effected in transactions
(which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Ordinary Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing and exercise of options or the related hedging transactions thereunder. At the time a particular offering of the Ordinary Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any underwriters or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to such underwriters or agents. If Ordinary Shares are sold in the form of ADSs, this prospectus shall be supplemented with the F-6 Registration Statement, as amended, by the Company which contains relevant information regarding the ADS program.

         In connection with the distributions of Ordinary Shares, ADSs or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker dealers may engage in short sales of Ordinary Shares or equivalent ADSs registered hereunder in the course of hedging the positions they assume with Selling Holders. Such broker-dealers may use Ordinary Shares registered hereunder or equivalent ADSs on behalf of the Selling Holders to close out their short positions. Selling Holders could enter into option or other agreements with broker-dealers whereby the Selling Holders may be required to deliver to the broker-dealers Ordinary Shares registered hereby or ADSs related thereto, which the broker-dealer may resell or otherwise transfer Selling Holders securities pursuant to this Prospectus. Selling Holders may also contract to pledge the securities registered hereunder to a broker-dealer and the broker-dealer may effect sales of the pledged Selling Holders securities pursuant to this Prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the Ordinary Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Ordinary Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         Pursuant to the Registration Agreement, all expenses of the registration of the Ordinary Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. Pursuant to their respective acquisition agreements, certain Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Additionally, Selling Holders may agree to indemnify any broker-dealer or agents that participate in transactions involving sales of Ordinary Shares or ADSs against certain liabilities arising under the Act.

                           CERTAIN TAX CONSIDERATIONS

         The following is a general summary of certain U.K. and U.S. federal income tax considerations with respect to investment in ADSs. It is based on the double taxation conventions between the U.S. and U.K. concerning income and estate and gift tax (the "Conventions"), as well as U.S. and U.K. law and practice in effect at the date of this Prospectus. All of the foregoing are subject to change, which change could apply retroactively and which could affect the continued validity of this summary. Ownership of underlying Ordinary Shares would require similar consideration.

         Purchasers of ADSs should consult with their tax advisors as to the U.K., U.S. or other tax consequences of an investment in ADSs, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws and any pending or proposed legislation.

UNITED KINGDOM TAXATION

         The comments below describe certain U.K. tax consequences of investment in ADSs with particular reference to "U.S. Holders" (as defined in this summary under the heading "United States Taxation" below), that (i) are the absolute beneficial owners of ADSs (and the dividends thereon), (ii) are not dealers in the ADSs, (iii) do not control either alone or together with one or more associated companies, directly or indirectly, 10% or more of the voting stock of the Company, (iv) are not resident (or, in the case of individual Holders, ordinarily resident) for U.K. tax purposes in the United Kingdom, (v) are not exempt from tax in the United States on dividends or interest paid by the Company, (vi) are not corporations which receive more than 80% of their gross income from sources outside the United States and 25% or more of the capital of which is owned directly or indirectly by one or more persons who are not individual residents or nationals of the United States,
(vii) do not carry on business in the United Kingdom through a branch or agency or other permanent establishment or fixed base or (viii) do not own 10% or more of the outstanding Ordinary Shares of the Company.

Taxation of Dividends

         The Company is not obligated to withhold tax when it pays dividends in respect of its Ordinary Shares. However, when paying such a dividend the Company is obligated to account to the Inland Revenue for advance corporation tax ("ACT"). The rate of ACT is generally fixed by reference to the lower rate of individual income tax and at present equals 20% of the sum of the dividend and the related ACT (i.e. one quarter of the aggregate cash dividend).

         A person resident in the United Kingdom for U.K. tax purposes who receives such a dividend is generally entitled to a tax credit of an amount equal to the ACT. Under the U.S./U.K. double tax convention, a U.S. Holder to which this summary applies will also generally be entitled to such a tax credit, but is subject to a special withholding tax equal to 15% of the sum of the dividend and the associated tax credit. For example, a U.S. Holder that receives a dividend payment of L.80 will be entitled to recover a payment of
L.5 (i.e. the L.20 tax credit (20% of L.100) reduced by L.15 (which is 15% of the sum of the L.80 dividend and the L.20 tax credit)).

         Arrangements exist with the Inland Revenue under which a U.S. Holder to which this summary applies and who holds ADRs evidencing ADSs and that is
(i) a U.S. corporation with no business managed and controlled in the United Kingdom, (ii) an individual who is a resident of the U.S. and not a resident of the United Kingdom, (iii) a trust or estate of which all of the beneficiaries are residents of the U.S. or (iv) a U.S. pension fund which complies with certain conditions laid down by the Inland Revenue, will receive payment of the credit refund to which such holder is entitled, net of the normal 15% withholding tax, together with the payment of the associated cash dividend. Such a U.S. Holder may complete the declaration on the reverse of the dividend check and present the check for payment within three months from the date of issuance of the check. These arrangements will not apply if the U.S. Holder is
(i) an investment or holding company, 25% or more of the capital of which is owned directly or indirectly by persons who are not individuals resident in the U.S. or U.S. citizens, (ii) a U.S. corporation which, either alone or with one or more "Associated Corporations," as that term is defined in the Conventions, controls at least 10% of the voting stock of the Company, (iii) the owner of 10% or more of the Ordinary Shares of the Company, or (iv) an entity, other than certain U.S. pension funds, that is exempt from U.S. taxation.

         In the event that a U.S. Holder does not satisfy the requirements in a particular case or the above arrangements cease to be applicable, dividends will be paid without any credit refund. Those U.S. Holders who are entitled to a credit refund may obtain the refund, net of the U.K. withholding tax, by filing a claim. Claims for tax refunds must be made within six years of the U.K. year of assessment (generally the 12 month period ending April 5 in each year) in which the related dividend was paid. The first claim by a U.S. Holder for a tax refund under these procedures is made by sending the appropriate U.K. form in duplicate to the Director of the Internal Revenue Service Center with which the Holder's last federal income tax return was filed. Forms may be obtained from the Office of International Operations, Internal Revenue Service, 950 L'Enfant Plaza South, S.W., Att: IN:I, Washington, D.C. 20024. Because a claim is not considered made until the U.K. tax authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service well before the end of the applicable limitation period. Any claim by a U.S. Holder after the first claim should be filed directly with the Financial Intermediaries and Claims Office, Inland Revenue, FitzRoy House, P.O. Box 46, Nottingham, NG2 I BD, England. For additional information regarding the manner in which claims for payments in respect of tax credits should be computed and made, see U.S. Revenue Procedure 80-18, 1980-1 C.B. 623, as modified by U.S. Revenue Procedure 81-58, 1981-2 C.B. 678 and U.S. Revenue Procedure 84-60, 1984-2 C.B. 504 and as clarified and amplified by U.S. Revenue Procedure 90-61, 1990-2 C.B. 657.

Sale of ADSs and Ordinary Shares

         The ADSs will constitute chargeable assets for the purposes of U.K. taxation of capital gains, although a U.S. Holder to which this summary applies will not generally be liable for U.K. taxation on any capital gains realized on the sale of ADSs.

Inheritance Tax

         An ADS held by an individual U.S. Holder to which this summary applies whose domicile is determined to be the U.S. for purposes of the Convention relating to estate and gift tax and who is not a national of the United Kingdom will not be subject to U.K. inheritance tax.

Stamp Duty and Stamp Duty Reserve Tax

         SDRT is payable upon the deposit of the underlying Ordinary Shares with the Depositary in connection with the issuance of the ADRs. Generally, the SDRT is imposed at a rate of 1.5% of the value of the Ordinary Shares.

         After the initial deposit of Ordinary Shares with the Depositary, no stamp duty will be payable on the acquisition or transfer of ADSs, provided that the instrument of transfer is not executed in the United Kingdom and remains at all times outside the United Kingdom. Furthermore, an agreement to transfer ADSs in the form of ADRs will not give rise to a liability for SDRT.

         A sale of ADSs in the United Kingdom could give rise to a stamp duty charge at the rate of 50 pence per L.100 or part thereof of the purchase price of the ADSs and, in certain circumstances, could result in a stamp duty charge at the rate of L.1.50 per L.100 or part thereof of the purchase price. Alternatively, a charge of SDRT of either 0.5% or 1.5% of the purchase price could arise. Purchases of Ordinary Shares will normally be subject to either stamp duty at the rate of 50 pence per L.100 or part thereof of the price payable for the Ordinary Shares at the time of the transfer, or to SDRT at the rate of 0.5% of that price.

         A transfer of ADSs in the UK, and similarly a transfer of Ordinary Shares, in either case otherwise than by way of sale could give rise to a UK stamp duty charge at the rate of 50p per transfer.

         A transfer of Ordinary Shares by the Depositary or its nominee to the beneficial owner of the relevant ADS or its nominee when the beneficial owner is not transferring beneficial ownership, will give rise to UK stamp duty at the rate of 50p per transfer.

Residents of Other Jurisdictions

         Residents of jurisdictions other than the United States may be entitled, under any applicable double taxation convention between the United Kingdom and that jurisdiction, to similar exemptions from U.K. tax (and to payments in respect of ACT) as those to which the U.S. Holders are entitled.

UNITED STATES TAXATION

         The following summary describes certain U.S. federal income tax consequences of investment in an ADS. For purposes of this summary, a "U.S. Holder" is a beneficial owner of an ADS who or that is (i) a citizen or resident of the U.S., or (ii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof.

         The summary deals only with an ADS held as a capital asset by a U.S. Holder. The summary does not deal with special classes of Holders such as dealers in securities, banks, tax-exempt organizations, life insurance companies, persons that hold an ADS as a hedge or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar.

Taxation of Capital Gains

         A U.S. Holder will generally recognize capital gain or loss upon the sale of an ADS equal to the difference between the amount realized on the sale and the tax basis of an ADS. The deductibility of capital losses is subject to restriction. Such capital gain or loss will be long-term capital gain or loss if the ADS was held for more than one year. Under most circumstances, gain or loss recognized by a U.S. Holder will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

Taxation of Dividends

         A U.S. Holder will include in gross income the gross amount of any dividend paid with respect to an ADS (including the amount of any ACT refund, but before reduction for U.K. withholding tax) to the extent such dividend is paid from the Company's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) as ordinary income when the dividend is received by the ADS Depositary or, in the case of the U.S. Holder of an Ordinary Share, when the dividend is received by the U.S. Holder. Subject to certain limitations, the U.K. withholding tax will be a foreign income tax eligible for credit against the U.S. Holder's U.S. federal income tax. The dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations. The amount of the dividend distribution will be the U.S. dollar value of the pound sterling payment made, determined at the exchange rate on the date of receipt by the Depositary, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is received to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss. Generally, dividends paid by the Company should constitute income from sources outside the United States, but with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder. Under certain circumstances, however, Section 904(g) of the U.S. Internal Revenue Code may cause a portion of dividends paid by the Company to be characterized as U.S. source income if the Company is considered to have earnings and profits from U.S. sources that exceed 10% of its total earnings and profits. In that event, U.S. Holders should be permitted to elect to treat such dividends as a separate class of foreign source income.

         To the extent that the amount of any dividend exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will be treated as a tax free return of capital to the extent of the holder's adjusted basis in the ADS (and to that extent such distribution will reduce the holder's basis therein), and with respect to any amount in excess of such adjusted basis, as taxable capital gain.

Income Taxation of Non-U.S. Holders

         For purposes of the following, a "Non-U.S. Holder" is a beneficial owner of an ADS who or that is (i) a nonresident alien individual or (ii) a foreign corporation, foreign partnership or foreign estate or trust as such terms are more particularly defined under U.S. tax laws. Except as modified by treaty, ownership of an ADS by a Non-U.S. Holder generally will not give rise to any U.S. federal income tax consequences, unless the dividends received or gain recognized on the sale or other disposition of the ADS is treated as effectively connected with the conduct by such holder of a trade or business in the U.S. or, in the case of gains derived by an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which such gain is realized and the Holder has a "tax-home" in the U.S. Tax treaties between the United States and other nations may provide further exemptions from, limitations on and differing rules governing United States taxation of dividends received or gain realized on the sale or other disposition of an ADS. Accordingly, Non U.S. Holders who are resident organized or managed in countries having a tax treaty with the United States, should consult a competent tax advisor regarding the effect of the treaty on taxation of dividends received or gain realized on the sale or other disposition of an ADS.

Information Reporting and Backup Withholding

         In general, reporting requirements will apply to payments made to non-corporate U.S. Holders within the U.S. of dividends with respect to an ADS, and of the proceeds of the sale of an ADS, and "backup" withholding at a rate of 31% will apply to such payments if the U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN,
(iii) is notified by the Internal Revenue Service that it has failed to properly report payments or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments. U.S. Holders should consult their tax advisors for additional information concerning the potential application of backup withholding to payments received by them. The amount of any backup withholding from a. payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S., Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         In general, information reporting and backup withholding will not apply to payments to Non-U.S. Holders outside the U.S. of dividends with respect to an ADS. Non-U.S. Holders may be required to certify their Non-U.S. tax status in order to avoid U.S. withholding tax. Payments of proceeds from the sale by a Non-U.S. Holder of an ADS made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, information reporting requirements may apply to such payments. Payments of the proceeds from the sale by a Non- U.S. Holder of an ADS made to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder or beneficial owner certifies as to its Non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

         In addition to any other returns required by U.S. tax laws, all U.S. Holders who become owners of 5% or more of the ADSs of a foreign corporation are required to file certain informational returns with the U.S. Internal Revenue Service (including IRS Form 5471). Moreover, under the Conventions relating to income tax, the United Kingdom will regularly advise the United States Internal Revenue Service of dividends paid by a U.K. corporation to U.S. ADS owners.

Inheritance Tax

         For U.S. estate and gift tax purposes, the transfer of an ADS by a U.S. citizen or resident will be treated in the same manner as the transfer of any other asset, and, as such, the transfer will be subject to U.S. estate or gift tax. The Conventions relative to estate and gift tax generally provide for tax paid in the United States to be credited against tax payable in the United Kingdom, based on priority rules set forth in the Conventions, in a case where an ADS is subject both to U.K. inheritance tax and to U.S. federal gift or estate tax. Tax treaties between the United States and other nations may establish differing rules regarding estate, gift and inheritance tax and the priorities, exemptions and credits applicable with respect to the same. Accordingly, an owner of an ADS who is a citizen or resident of a country having an estate, gift and inheritance tax treaty with the United States should consult a competent tax advisor regarding the effect of the treaty on estate, gift and inheritance taxation of the ADS.

         Prospective investors are urged to consult their own tax advisors with respect to all aspects of the U.S. federal, state and local tax treatment of the acquisition, holding, conversion or disposition of ADSs.

                                LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Shumaker, Loop & Kendrick, Tampa, Florida. Members of
Shumaker, Loop & Kendrick own an aggregate of ___________ Ordinary Shares or ADS equivalents in the Company's Ordinary Shares as of ____________________.

                                   EXPERTS

         The consolidated financial statements and schedules of the Company as at March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, incorporated by reference into this Registration Statement of which this Prospectus is a part, have been included in reliance upon the report of KPMG, Chartered Accountants and Registered Auditors, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Infotec as of December 31, 1994 and 1993, and for each of the years in the two-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report by KPMG Accountants N.V., independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the following Regional offices of the Commission: Northeast Regional Office, Suite 1300, Seven World Trade Center, New York, New York 10048; and Midwest Regional Office, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's ADSs are included in the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company also may be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus constitutes a part of the Registration Statement. This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents filed by the Company with the Commission pursuant to the Exchange Act:

         1.     The Company's Annual Report on Form 10-K for the year ended March 31, 1996.
         2.     The Company's Proxy Statement relating to the Annual General Meeting of Shareholders held on
                July 19, 1996.

         3.      Description of the Company's Ordinary Shares contained in its Form 20-F registration statement, dated
                 November 10, 1992, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
         4.      The Company's Form 8-K's dated October 25, 1995 and June 25, 1996, related to the financial statements of Infotec and the Company's announcement of its expected results of operations for the first quarter of fiscal 1997.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus. Requests for such copies should be directed to Mr. William T. Freeman, Danka Industries, Inc. 11201 Danka Circle North, St. Petersburg, Florida 33716, telephone number (813) 576-6003.

   ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS

         The Company is a public limited company (organized under the laws of England and Wales with registered number 1101386). Three of the seven directors of the Company are residents of England, and all or a substantial portion of the assets of such persons are located outside the United
States ("U.S."). As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons to enforce against them judgments of courts of the U.S. predicated upon the civil liability provisions of the Federal or State securities laws of the U.S. There is doubt as to the enforceability in the U.K., in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon such securities laws.

==========================================================           ==============================================================
 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN
 AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN
 CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF
 GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST
 NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
 COMPANY OR ANY SELLING HOLDER.   NEITHER THE DELIVERY
 OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
 UNDER ANY  CIRCUMSTANCES, CREATE ANY IMPLICATION THAT                                        14,960,141
 THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY                                    ORDINARY SHARES
 SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH                                       OF 1.25P EACH
 INFORMATION IS SET FORTH HEREIN.   THIS PROSPECTUS DOES
 NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF
 AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREIN
 BY ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
 UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.


            __________________________________

                                                                                             DANKA BUSINESS
                                                                                              SYSTEMS PLC





                    TABLE OF CONTENTS                                                     ______________________
                                                    PAGE
                                                    ----
                                                                                                 PROSPECTUS
 PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . 2                                  ______________________
 RISK FACTORS  . . . . . . . . . . . . . . . . . . . . 3
 USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . 6
 SELLING HOLDERS . . . . . . . . . . . . . . . . . . . 6                                           [DATE]
 PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . 7                                  ______________________
 CERTAIN TAX CONSIDERATIONS  . . . . . . . . . . . . . 8
 LEGAL MATTERS . . . . . . . . . . . . . . . . . . .  12
 EXPERTS . . . . . . . . . . . . . . . . . . . . . .  12
 AVAILABLE INFORMATION . . . . . . . . . . . . . . .  12
 INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE  . . . . . . . . . . . . .  12
 ENFORCEABILITY OF CIVIL LIABILITIES
   UNDER THE FEDERAL SECURITIES LAWS . . . . . . . .  13


 ==========================================================           ==============================================================

PART II.         INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                        SEC Registration Fees                                 $       2,049
                        Blue Sky Fees                                                 2,000
                        Legal Fees                                                    5,000
                        Auditors' Fees                                                  500
                                                                                      -----

                                TOTAL:                                        $       9,549
                                                                                      =====


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 154 of the Company's current Articles of Association provides:

         "Subject to the provisions of the Statutes, every director or other officer or Auditor for the time being of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the actual or purported execution of the duties of his office or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the Court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company."

         The relevant provisions of the Statutes are Section 310 and 727 of the Companies Act 1985, as amended by the Companies Act 1989.

         Section 310 provides:

                 "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

                 (2) Except as provided by the following subsection, any such provision is void.

                 (3)  This section does not prevent a company:

                          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

                          (b) from indemnifying any such officer or auditor against any liability incurred by him:

                                  (i)  in defending any proceedings (whether
                          civil or criminal) in which judgment is given in his favor or he is acquitted; or

                                  (ii)  in connection with any application
                          under Section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

         Section 727 provides:

                 "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

                 "(2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

                 "(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be believed either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

         Directors and officers of the Company are, subject to policy terms and limitations, indemnified against directors' and officers' liability under insurance contracts.

ITEM 16.         EXHIBITS

 EXHIBIT
 NUMBER        EXHIBIT DESCRIPTION
 ------        -------------------
 4.1*          Memorandum of Association of the Company, including paragraphs 5 and 6.  (Exhibit 2.1 to the 1992
               Registration Statement.)

 4.2*          Articles of Association of the Company, including sections relating to Shares, Variation of Rights and
               Votes of Members.  (Exhibit 2.2 to the 1992 Registration Statement.)

 4.3*          Form of Ordinary share certificate.  (Exhibit 4.3 of Company's Registration Statement on Form S-1, No.
               33-68278, filed on October 8, 1993 [the "1993 Registration Statement"]).

 4.4*          Form of American Depositary Receipt. (Exhibit 4.4 to the 1993 Registration Statement.)

 4.5*          Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February 26, 1993 and Amendment No. 2 dated
               July 2, 1993 (Exhibit 4.9 to the 1993 Registration Statement.) and Amendment No. 3 dated August 16, 1994 between The Bank of New York, Company and Owners and Holders of American Depositary Receipts (Exhibit
               4.5 to the Company's 1996 Form 10-K).

 4.6*          Indenture dated March 13, 1995 between the Company and The Bank of New York, as Trustee. (Exhibit 2 to
               the Company's Form 8-K dated March 21, 1995).

 4.7*          Deposit and Custody Agreement dated March 13, 1995, between The Bank of New York as Depositary and the
               Company. (Exhibit 3 to the Company's Form 8-K dated March 21, 1995).

 4.8*          Registration Rights Agreement dated as of March 13, 1995 relating to $175,000,000 in Aggregate Principal
               Amount of 6.75% Convertible Subordinated Notes Due 2002 by and among the Company and  Prudential
               Securities Incorporated and Smith Barney, Inc. and Robert W. Baird & Co. and Raymond James & Associates,
               Inc. (Exhibit 4.12 to the Company's 1995 Form 10-K).

 4.9**         Resolution No. 7 adopted by shareholders at the 1996 general meeting granting the Board of Directors authority to allot securities up to an aggregate nominal amount of L.912,967.

 4.10**        Resolution No. 8 adopted by shareholders at the 1996 general meeting waiving pre-emptive rights of shareholders under certain circumstances.

 4.11**        Resolution No. 9 adopted by shareholders at the 1996 general meeting authorizing the Company to buy back up to 10% of its outstanding share capital at certain minimum and maximum prices.

 4.12*         Credit Agreement  dated March 19, 1996 among Danka Business Systems PLC, Danka Holding Company, the several financial institutions from time to time a party to this Agreement, Bank of America National
               Trust and Savings Association, Bank of America International Limited, NationsBank, N.A., and Southtrust
               National Bank of Alabama, N.A., in an amount up to $400.0 million. (Exhibit 1 to the Company's Form 8-K dated March 19, 1996).

               No other instruments defining the rights of holders of long-term debt of the Company and its subsidiary have been included as exhibits because the total amount of obligation authorized under any such agreement does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.  The Company hereby agrees to furnish supplementally a copy of any omitted long-term debt instrument to the Commission upon request.

 5.1**         Opinion of Shumaker, Loop & Kendrick as to the legality of the securities being registered.

 23.1**        Consent of KPMG, Chartered Accountants and Registered Auditors.

 23.2**        Consent of KPMG Accountants N.V., Independent Public Accountants.

 23.3**        Consent of Shumaker, Loop & Kendrick (is contained in Exhibit 5.1 of this Registration Statement as
               Exhibit 5).

 24            Power of Attorney by Directors is contained on the signature page of this Registration Statement

__________________

* Document has heretofore been filed with the Commission and is incorporated by reference and made a part hereof.

**       To be filed by amendment.


Item 17.         UNDERTAKINGS

                 (a)  The undersigned Registrant hereby undertakes:

                          (1) To file during any period in which offers
or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section
13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

                          (2) That, for purposes of determining any liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida on July 19, 1996.





                                        DANKA BUSINESS SYSTEMS PLC

                                        BY:  /s/ DANIEL M. DOYLE
                                           ----------------------------------
                                             Daniel M. Doyle, Chief Executive
                                             (The Chief Executive Officer)


                                             /s/ DAVID C. SNELL
                                           ----------------------------------
                                             David C. Snell, Finance Director
                                             (The Chief Financial Officer,
                                             and the Principal Accounting
                                             Officer)


                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Daniel M. Doyle and David C. Snell and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on July 19, 1996.

SIGNATURE                               TITLE
- ---------                               -----



/s/ Mark A. Vaughan-Lee
- ---------------------------------
Mark A. Vaughan-Lee                     Director and Chairman of the Board

/s/ David S. Hooker
- ---------------------------------
David S. Hooker                         Director

/s/ David W. Kendall
- ---------------------------------
David W. Kendall                        Director

/s/ James F. White, Jr.
- ---------------------------------
James F. White, Jr.                     Director

SIGNATURE                        TITLE
- ---------                        -----


/s/ Pierson M. Grieve
- ------------------------------
Pierson M. Grieve                Director

/s/ Daniel M. Doyle
- ------------------------------
Daniel M. Doyle                  Director and Chief Executive (The Chief Executive Officer)

/s/ David C. Snell
- ------------------------------
David C. Snell                   Director and Financial Director (The Chief Financial Officer, and the
                                 Principal Accounting Officer)



                                 EXHIBIT INDEX

                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                          NUMBERED
 NUMBER           EXHIBIT DESCRIPTION                                                               PAGE
 ------           -------------------                                                               ----
 4.1*             Memorandum of Association of the Company, including paragraphs 5 and 6.
                  (Exhibit 2.1 to the 1992 Registration Statement.)

 4.2*             Articles of Association of the Company, including sections relating to
                  Shares, Variation of Rights and Votes of Members. (Exhibit 2.2 to the 1992
                  Registration Statement.)

 4.3*             Form of Ordinary share certificate. (Exhibit 4.3 of Company's Registration
                  Statement on Form S-1, No. 33-68278, filed on October 8, 1993 [the "1993
                  Registration Statement"]).

 4.4*             Form of American Depositary Receipt. (Exhibit 4.4 to the 1993 Registration
                  Statement.)

 4.5*             Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February 26,
                  1993 and Amendment No. 2 dated July 2, 1993 (Exhibit 4.9 to the 1993
                  Registration Statement.) and Amendment No. 3 dated August 16, 1994 between
                  The Bank of New York, Company and Owners and Holders of American
                  Depositary Receipts (Exhibit 4.5 to the Company's 1996 Form 10-K).

 4.6*             Indenture dated March 13, 1995 between the Company and The Bank of New
                  York, as Trustee. (Exhibit 2 to the Company's Form 8-K dated March 21,
                  1995).

 4.7*             Deposit and Custody Agreement dated March 13, 1995, between The Bank of
                  New York as Depositary and the Company. (Exhibit 3 to the Company's Form
                  8-K dated March 21, 1995).

 4.8*             Registration Rights Agreement dated as of March 13, 1995 relating to
                  $175,000,000 in Aggregate Principal Amount of 6.75% Convertible
                  Subordinated Notes Due 2002 by and among the Company and Prudential
                  Securities Incorporated and Smith Barney, Inc. and Robert W. Baird & Co.
                  and Raymond James & Associates, Inc. (Exhibit 4.12 to the Company's 1995
                  Form 10-K).

 4.9**            Resolution No. 7 adopted by shareholders at the 1996 general meeting granting the Board of Directors authority to allot securities up to an aggregate nominal amount of L.912,967.

 4.10**           Resolution No. 8 adopted by shareholders at the 1996 general meeting waiving pre-emptive rights of shareholders under certain circumstances.

 4.11**           Resolution No. 9 adopted by shareholders at the 1996 general meeting authorizing the Company to buy back up to 10% of its outstanding share capital at certain minimum and maximum prices.

 4.12*            Credit Agreement dated March 19, 1996 among Danka Business Systems PLC,
                  Danka Holding Company, the several financial institutions from time to time a party to this Agreement, Bank of America National Trust and Savings
                  Association, Bank of America International Limited, NationsBank, N.A., and
                  Southtrust National Bank of Alabama, N.A., in an amount up to $400.0 million. (Exhibit 1 to the Company's Form 8-K dated March 19, 1996).

                  No other instruments defining the rights of holders of long-term debt of the Company and its subsidiary have been included as exhibits because the total amount of obligation authorized under any such agreement does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.  The Company hereby agrees to furnish supplementally a copy of any omitted long-term debt instrument to the Commission upon request.

 5.1**            Opinion of Shumaker, Loop & Kendrick as to the legality of the securities being registered.

 23.1**           Consent of KPMG, Chartered Accountants and Registered Auditors.

 23.2**           Consent of KPMG Accountants N.V., Independent Public Accountants.

 23.3**           Consent of Shumaker, Loop & Kendrick (is contained in Exhibit 5.1 of this
                  Registration Statement as Exhibit 5).

 24               Power of Attorney by Directors is contained on the signature page of this
                  Registration Statement

 ------------------
 * Document has heretofore been filed with the Commission and is incorporated by reference and made a part hereof.

 **       To be filed by amendment.